EXHIBIT 23.01



                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of Ocean Power Corporation
El Dorado Hills, California


We hereby consent to the use of our audit report dated March 26, 2001, except as to Note 18 which is April 2, 2001, and Note 13(f) as to which the date is August 28, 2001 for the year ended December 31, 2001 which are incorporated in this Form SB-2 of Ocean Power Corporation. We also consent to all references to our firm in this Form SB-2.


/s/ HJ Associates & Consultants, LLP

HJ  Associates & Consultants, LLP
Salt Lake City, Utah
February 11, 2002